Exhibit 11(c)(1)

                          AGREEMENT AND PLAN OF MERGER


                                  by and among




                                  WALTZ CORP.,




                             WALTZ ACQUISITION CORP.



                                       and



                          THE MULTICARE COMPANIES, INC.



                               __________________


                                  JUNE 16, 1997


                               __________________




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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1    THE OFFER.........................................................2
   Section 1.1 The Offer.......................................................2
   Section 1.2 Company Actions.................................................4

ARTICLE 2    THE MERGER........................................................5
   Section 2.1 The Merger......................................................5
   Section 2.2 Closing; Effective Time.........................................6
   Section 2.3 Certificate of Incorporation....................................6
   Section 2.4 By-laws.........................................................6
   Section 2.5 Directors and Officers..........................................6

ARTICLE 3    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATION;
             EXCHANGE OF CERTIFICATES..........................................7
   Section 3.1 Effect on Capital Stock.........................................7
   Section 3.2 Exchange of Common Stock........................................8
   Section 3.3 No Liability...................................................10

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................10
   Section 4.1   Organization.................................................10
   Section 4.2   Capitalization...............................................10
   Section 4.3   Subsidiaries.................................................11
   Section 4.4   Authorization; Binding Agreement.............................12
   Section 4.5   Noncontravention.............................................12
   Section 4.6   Governmental Approvals.......................................13
   Section 4.7   SEC Filings; Financial Statements; Undisclosed Liabilities...13
   Section 4.8   Information Supplied.........................................14
   Section 4.9   Absence of Certain Changes or Events.........................15
   Section 4.10  Finders and Investment Bankers...............................15
   Section 4.11  Voting Requirement...........................................15
   Section 4.12  Litigation...................................................16
   Section 4.13  Taxes........................................................16
   Section 4.14  Compliance with Laws.........................................17
   Section 4.15  Title to Properties..........................................17
   Section 4.16  Other Agreements.............................................17
   Section 4.17  Employee Benefit Plans.......................................17
   Section 4.18  Insurance....................................................19
   Section 4.19  Environmental Matters........................................19

                                                                            Page
                                                                            ----

ARTICLE 5    REPRESENTATIONS AND WARRANTIESOF PARENT AND MERGER SUB...........20
   Section 5.1 Organization...................................................20
   Section 5.2 Authorization; Binding Agreement...............................20
   Section 5.3 Noncontravention...............................................21
   Section 5.4 Governmental Approvals.........................................21
   Section 5.5 Information Supplied...........................................22
   Section 5.6 Financing......................................................22
   Section 5.7 Fraudulent Transfer Laws.......................................22
   Section 5.8 Finders and Investment Bankers.................................23
   Section 5.9 Regulatory Approval............................................23

ARTICLE 6    COVENANTS........................................................23
   Section 6.1 Conduct of Business of the Company.............................23
   Section 6.2 Stockholder Approval; Proxy Statement..........................25
   Section 6.3 Access and Information.........................................26
   Section 6.4 No Solicitation................................................26
   Section 6.5 Reasonable Efforts; Additional Actions.........................27
   Section 6.6 Notification of Certain Matters................................29
   Section 6.7 Public Announcements...........................................29
   Section 6.8 Indemnification and Insurance..................................29
   Section 6.9 Indemnification of Brokerage...................................31
   Section 6.10Directors......................................................31
   Section 6.11Company Debt...................................................32
   Section 6.12Employee Matters...............................................32

ARTICLE 7    CONDITIONS.......................................................34
   Section 7.1 Conditions to Each Party's Obligations.........................34

ARTICLE 8    TERMINATION......................................................35
   Section 8.1 Termination....................................................35
   Section 8.2 Fees and Expenses..............................................37
   Section 8.3 Procedure for and Effect of Termination........................38

ARTICLE 9    GUARANTY.........................................................38
   Section 9.1 Guaranty.......................................................38
   Section 9.2 Absolute Guaranty..............................................39
   Section 9.3 Continuing Guaranty............................................39
   Section 9.4 Limitation.....................................................39
   Section 9.5 Representations and Warranties.................................40

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                                                                            Page
                                                                            ----

ARTICLE 10   MISCELLANEOUS....................................................40
  Section 10.1   Certain Definitions..........................................40
  Section 10.2   Amendment and Modification...................................41
  Section 10.3   Waiver of Compliance; Consents...............................41
  Section 10.4   Survival.....................................................42
  Section 10.5   Notices......................................................42
  Section 10.6   Assignment...................................................43
  Section 10.7   Expenses.....................................................43
  Section 10.8   GOVERNING LAW................................................43
  Section 10.9   Counterparts.................................................44
  Section 10.10  Interpretation...............................................44
  Section 10.11  Entire Agreement.............................................44
  Section 10.12  No Third Party Beneficiaries.................................44

                          AGREEMENT AND PLAN OF MERGER



                      AGREEMENT AND PLAN OF MERGER dated as of June 16, 1997 (the "Agreement") by and among WALTZ CORP., a Delaware corporation ("Parent"), WALTZ ACQUISITION CORP. a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and THE MULTICARE COMPANIES, INC., a Delaware corporation (the "Company"). Merger Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations."

                      WHEREAS, the respective Boards of Directors (or comparable body or entity) of the Guarantor, Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement;

                      WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $28.00 net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has approved the Offer and the Merger (as hereinafter defined) and is recommending that the Company's stockholders accept the Offer;

                      WHEREAS, as a condition of the willingness of Parent and Merger Sub to enter into this Agreement, those individuals (the "Principal Stockholders") who are today executing a Tender and Voting Agreement (as defined below), have entered into the Tender and Voting Agreement dated as of the date hereof (each, a "Voting Agreement") with Parent, pursuant to which, among other things, each Principal Stockholder will agree to tender his shares of Common Stock pursuant to the Offer and vote, subject to the terms and conditions thereof, such Principal Stockholder's shares of the Common Stock, in favor of the Merger and the approval and adoption of this Agreement;

                      WHEREAS, the Board of Directors of the Company has approved the terms of the Voting Agreements; and

                      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                      NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE 1.

                                    THE OFFER

                      Section 1.1 The Offer.

                           (a) Subject to the provisions of this Agreement, as
promptly as practicable but in no event later than the fifth business day from and including the date of the public announcement of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (any of which may be waived by Merger Sub in its sole discretion, provided that, without the consent of the Company, Merger Sub shall not waive the Minimum Condition (as defined in Exhibit A)) and to the terms and conditions of this Agreement. Merger Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer (other than by increasing the cash offer price) or (vi) amend or modify any term of the Offer in any manner adverse to any of the Company's stockholders. The initial expiration date shall be twenty business days from and including the commencement of the Offer. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, but subject to the Company's right to terminate this Agreement pursuant to Section 8.1(b)(ii), (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to purchase shares of Common Stock shall not be satisfied, until such time as such conditions are satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or in order to obtain any material regulatory approval applicable to the Offer. Merger Sub agrees that: (A) in the event it would otherwise be entitled to terminate the Offer at any scheduled expiration thereof due to the failure of one or more of the conditions set forth in the first sentence of the introductory paragraph or paragraphs (a), (f), or (g) of Exhibit A to be satisfied or waived, it shall give the Company notice thereof and, at the request of the Company, extend the Offer until the earlier of
(1) such time as such condition is, or conditions are, satisfied or waived and
(2) the date chosen by


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                                                                               3


the Company which shall not be later than (x) September 15, 1997, or October 15, 1997 if the option to extend set forth in Section 8.1(b)(ii)(y) is exercised or
(y) the date on which the Company reasonably believes all such conditions will be satisfied; provided that if any such condition is not satisfied by the date so chosen by the Company, the Company may request and Merger Sub shall make further extensions of the Offer in accordance with the terms of this Section 1.1(a); and (B) in the event that Merger Sub would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due solely to the failure of the Minimum Condition to be satisfied, it shall, at the request of the Company (which request may be made by the Company only on one occasion), extend the Offer for such period as may be requested by the Company not to exceed ten days from such scheduled expiration date. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer.

                           (b) On the date of commencement of the Offer, the
Parent and Merger Sub shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such
Schedule 14D-1 and the documents and exhibits included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Merger Sub agree to provide the Company and its counsel any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly upon the receipt of such comments.

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                                                                               4


                           (c) Parent shall contribute to Merger Sub on a timely
basis the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and to perform any of its other obligations pursuant to this Agreement.

                      Section 1.2 Company Actions.

                           (a) The Company hereby approves of and consents to
the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held on June 15, 1997, unanimously adopted resolutions approving this Agreement and the transactions contemplated hereby, including, the Offer, the Merger and the Voting Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt this Agreement. The Company further represents that Smith Barney Inc. ("Smith Barney") has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date hereof, the consideration to be received by the holders of Common Stock (other than Parent and its affiliates) in the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a). The Company has been advised by each of its directors and by each executive officer who as of the date hereof is aware of the transactions contemplated hereby, that such person intends to tender pursuant to the offer all Common Stock owned, of record or beneficially, by such person which such person may sell without liability under Section 16(b) of the Exchange Act.

                           (b) Promptly following the filing of the Offer
Documents with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and shall mail the
Schedule 14D-9 to the stockholders of the Company; provided that the Company shall not be required to include such recommendation in the Schedule 14D-9 if the Company receives an Acquisition Proposal (as defined in Section 6.4) from any person or group (i) that the Board of Directors of the Company determines in its good faith judgment is more favorable to the Company's stockholders than the Offer and the Merger and (ii) as a result of which, the Board determines in good faith, after consultation with outside counsel, that it would constitute a breach of the Board's fiduciary duty under applicable law to so include such recommendation. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to


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                                                                               5


be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Parent and its counsel shall be given a reasonable opportunity to review the
Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide the Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly upon the receipt of such comments.

                           (c) In connection with the Offer, the Company shall
cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as the Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver to the Company all copies (in all forms) of such information then in their possession or control.


                                   ARTICLE 2

                                   THE MERGER

                      Section 2.1 The Merger.

                           (a) Upon the terms and subject to the conditions of
this Agreement, at the Effective Time (as defined in Section 2.2) and in accordance with

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                                                                               6


the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company, which shall be the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of Merger Sub shall cease and the other effects of the Merger shall be as set forth in Section 259 of the DGCL.

                           (b) At the election of the Parent, any direct or
indirect wholly owned Delaware subsidiary (as defined in Section 9.1(e)) of the Parent may be substituted for Merger Sub as a Constituent Corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

                      Section 2.2 Closing; Effective Time . Subject to the provisions of Article 7, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in Article 7 have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Parent, Merger Sub and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, Parent, Merger Sub and the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective as of the date and time of such filing, or such other time within twenty-four hours of such filing as Merger Sub and the Company shall agree to be set forth in the Certificate of Merger (the "Effective Time").

                      Section 2.3 Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

                      Section 2.4 By-laws. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

                      Section 2.5 Directors and Officers. The directors of Merger Sub and officers of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualify or their earlier resignation or removal.

                                   ARTICLE 3

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                CONSTITUENT CORPORATION; EXCHANGE OF CERTIFICATES

                      Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Merger Sub:

                           (a) Capital Stock of Merger Sub. Each share of the
capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                           (b) Treasury Stock and Parent-Owned Stock. Each share
of Common Stock that is owned by the Company or any subsidiary of the Company ("Treasury Shares") and each share of Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent ("Parent Shares") shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                           (c) Conversion of Common Stock. Subject to
Section 3.1(e), each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive in cash, without interest, the price paid for each share of Common Stock in the Offer (the "Merger Consideration"). As of the Effective Time, all shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                           (d) Options. Immediately prior to the Effective Time,
the unexercisable portion of each outstanding option (a "Company Stock Option") to purchase shares of Common Stock, shall become immediately exercisable in full, subject to all expiration, lapse and other terms and conditions thereof. The Company shall take all action necessary so that each Company Stock Option (and any rights thereunder) outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time (after giving effect to the first sentence of this Section 3.1(d)) and (B) the excess, if any, of (1) the Merger Consideration over
(2) the per share exercise price of such Company

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                                                                               8


Stock Option, to be delivered by the Surviving Corporation immediately following the Effective Time.

                           (e) Dissenting Shares. Notwithstanding anything in
this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected appraisal rights under
Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into or exchangeable for the right to receive the Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal and payment under the DGCL, each share of Common Stock of such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 3.1(a), and such shares shall no longer be Dissenting Shares. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                      Section 3.2 Exchange of Common Stock.

                           (a) On or before the Effective Time, Parent shall
cause to be deposited in trust with a bank or trust company designated by the Parent and reasonably satisfactory to the Company (the "Paying Agent") cash, cash equivalents or a combination thereof in an aggregate amount equal to the product of (a) the number of shares of Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares, Treasury Shares and Parent Shares), multiplied by (b) the Merger Consideration (such product being hereinafter referred to as the "Payment Fund"). Parent shall cause the Paying Agent to make the payments provided for in Section 3.1 out of the Payment Fund (other than Section 3.1(d) which shall be paid by the Surviving Corporation immediately following the Effective Time and other than Section 3.1(e)). The Paying Agent shall invest undistributed portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investor Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of shares of Common Stock entitled thereto as contemplated by this Section. Parent shall cause the Payment Fund to be promptly replenished to the

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                                                                               9


extent of any losses incurred as a result of Permitted Investments. All net earnings of Permitted Investments shall be paid to Parent as and when requested by Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Common Stock shall be entitled under
Section 3.1 or this Section 3.2, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement. If any cash or cash equivalents deposited with the Paying Agent for purposes of paying the Merger Consideration for the Common Stock pursuant to this Article 3 remain unclaimed following the expiration of one year after the Effective Time, such cash or cash equivalents (together with accrued interest) shall be delivered to the Surviving Corporation by the Paying Agent and, thereafter, holders of certificates that immediately prior to the Effective Time represented shares of Common Stock shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) as general creditors thereof.

                           (b) Promptly after the Effective Time, the Paying
Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1 (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender by such holder to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, cash in an amount equal to the product of the number of shares of Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If the payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (b) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2, each Certificate shall represent for all purposes whatsoever only the right to receive the Merger Consideration in cash multiplied by the number of shares evidenced by such Certificate, without any interest thereon.

                           (c) After the Effective Time there shall be no
transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or for any

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                                                                              10


other reason, they shall be canceled and exchanged for cash as provided in this
Article 3, except as otherwise provided by law.

                      Section 3.3 No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.6)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                      Except as disclosed to Parent and Merger Sub in a letter delivered at or prior to the execution hereof (the "Disclosure Letter") the Company represents and warrants to Parent and Merger Sub as follows:

                      Section 4.1 Organization. The Company and each of its subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified to do business and in good standing in its jurisdiction of organization and in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such failures to be so duly qualified and in good standing that, individually or in the aggregate, will not have a Material Adverse Effect (as defined in Section 10.1(c)) with respect to the Company. The Company has previously delivered (or, in the case of subsidiaries, delivered or made available) to Parent correct and complete copies of the certificates of incorporation and by-laws (or equivalent governing instruments), as currently in effect, of the Company and each of its subsidiaries.

                      Section 4.2 Capitalization. The authorized capital stock of the Company is 7,000,000 shares of Preferred Stock and 70,000,000 shares of Common Stock. At the close of business on June 13, 1997, (a) 30,817,069 shares of Common Stock were issued and outstanding, (b) 4,341,346 shares of Common Stock were reserved for issuance upon conversion of the Company's 7% Convertible Subordinated Debentures due 2003 (the "7% Debentures"), (c) 3,690,686 shares of Common Stock were reserved for issuance upon conversion of Company Stock Options, (d) approximately 15,000 shares of Common Stock were reserved for issuance pursuant to the Company's Employee Stock Purchase Program, and (e) no shares of Common Stock were held by the Company in its treasury. Section 4.2 of the Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the holders of all Company Stock Options, the number of shares of Common Stock subject to each such option and the exercise prices thereof. Except as set forth above, at the close of business on June 13, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. All shares of Common Stock which may be issued upon conversion of the 7% Debentures or the Company Stock Options have been duly authorized and will be, when issued in accordance with the terms thereof, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 4.2 or in Section 4.3 of the Disclosure Letter and except with respect to purchases required to be made under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") and the Directors Retainer and Meeting Fee Plan (the "Directors Plan"), as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its subsidiaries to issue, deliver, sell, transfer, repurchase, redeem or otherwise acquire or vote, or cause to be issued, delivered, sold, transferred, repurchased, redeemed or otherwise acquired or voted, any shares of capital stock or other voting securities of the Company or of any of its subsidiaries, (ii) restricting the transfer of Common Stock or (iii) obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                      Section 4.3 Subsidiaries. All of the outstanding shares of capital stock of each of the Company's subsidiaries that are owned by the Company or any other subsidiary of the Company (collectively, the "Subsidiary Shares") have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Disclosure Letter, each of the Company's subsidiaries is a wholly owned subsidiary. Except for the security interests listed in Section 4.3 of the Disclosure Letter, all of the Subsidiary Shares are owned by the Company free and clear of all liens, claims, charges, encumbrances or security interests (collectively, "Liens") with respect thereto. Except for the capital stock of its subsidiaries and, except as set forth in Section 4.3 of the Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

                      Section 4.4 Authorization; Binding Agreement. The
Company has the full corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL, the certificate of incorporation and by-laws of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and by-laws of the Company. This Agreement has been duly and validly executed and delivered by the Company and, subject, in the case of the Merger, to the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and by-laws of the Company, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as may be limited by (a) bankruptcy, insolvency, reorganization or other laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                      Section 4.5 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws (or equivalent governing instruments) of the Company or any of its subsidiaries, (b) except as set forth in Section 4.5 of the Disclosure Letter, require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or loss of benefit or result in the creation of any Lien upon the property or assets of the Company or any of its subsidiaries) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation (collectively, "Contracts and Other Agreements") to which the Company or any of its subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound or (c) subject to the approvals, filings and consents referred to in Section 4.6, violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or any of its subsidiaries or any portion of their properties or assets; provided that no representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, will not (x) have a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or

(z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

                      Section 4.6 Governmental Approvals. No consent, approval or authorization of or declaration or filing with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Entity") on the part of the Company or any of its subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) (1) filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (2) the filing with the SEC of (A) the Proxy Statement (as defined in
Section 4.8), and (B) such reports under Sections 13(a), 13(d), 14(d), 14(e) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of appropriate documents with the relevant authorities of states other than Delaware in which the Company or any of its subsidiaries is authorized to do business, (d) such filings as may be required in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its subsidiaries', real property, if any, (e) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws,
(f) such filings and consents as may be required under any environmental, health or safety law or regulation, or any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or required approval required by the Merger or the transactions contemplated by this Agreement and (g) consents, approvals, authorizations, declarations or filings that, if not obtained or made, will not, individually or in the aggregate, (x) result in a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

                      Section 4.7 SEC Filings; Financial Statements;
Undisclosed Liabilities . The Company has made all filings required to be made under the Exchange Act with the SEC since December 31, 1996 (the "SEC Filings"). As of their respective dates, the SEC Filings complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements set forth in the SEC Filings comply as to form in all material respects with

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                                                                              14


applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as the case may be, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to exceptions permitted by Form 10-Q under the Exchange Act and to normal year-end adjustments). As of March 31, 1997, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of its subsidiaries has incurred, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be recorded or reflected on a consolidated balance sheet of the Company under generally accepted accounting principles, except as reflected or reserved against or disclosed in the financial statements of the Company included in the Filed SEC Filings (as defined in Section 4.9) or as otherwise disclosed to Parent on or prior to the date hereof.

                      Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the proxy statement relating to the adoption of this agreement by the Company's stockholders (the "Proxy Statement") or (iv) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), will, in the case of the Offer Documents and the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the holders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Proxy Statement and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference therein or as set forth in any of Guarantor's (as defined in Section 9.1) SEC publicly available filings with the SEC.

                      Section 4.9 Absence of Certain Changes or Events. Except as disclosed in the SEC Filings filed and publicly available prior to the date hereof (the "Filed SEC Filings") since December 31, 1996, the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and as of the date hereof there has not been (i) any condition, event or occurrence that, individually or in the aggregate, has resulted in a Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except as reflected in Section 4.2 of the Disclosure Letter and except as disclosed in this Agreement or as set forth in Section 4.9 of the Disclosure Letter, (x) any granting by the Company or any of its subsidiaries to any executive officer or other key employee of the Company or any of its subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of December 31, 1996, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 1996 or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or will have a Material Adverse Effect with respect to the Company or (vi) except insofar as may have been disclosed in the Filed SEC Filings or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices except as required by generally accepted accounting principles.

                      Section 4.10 Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Schroder Wertheim & Co. Incorporated ("Schroder") and Smith Barney (the fees of which, in each case, will be paid by the Company), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Schroder and Smith Barney. The Company has provided Parent with a true and correct copy of the fee letter between the Company and each of Smith Barney and Schroder.

                      Section 4.11 Voting Requirement. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of adoption of this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions

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                                                                              16


contemplated hereby under any applicable law, rule or regulation or pursuant to the requirements of the Company's certificate of incorporation or by-laws.

                      Section 4.12 Litigation. Except as disclosed in the Filed SEC Filings or in Section 4.12 of the Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, will have a Material Adverse Effect with respect to the Company (it being understood that this representation shall not include any litigation which might result in an order, injunction or decree of the nature described in paragraph (a) of Exhibit A), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having any such effect.

                      Section 4.13 Taxes. The Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company is or has been a member has timely filed all material Tax Returns required to be filed by it and has paid, or has set up an adequate reserve for the payment of, all Taxes required to be paid as shown on such returns, and the most recent financial statements contained in the SEC Filings reflect an adequate reserve for all Taxes payable by the Company and each of its subsidiaries accrued through the date of such financial statements whether or not shown as being due on any returns. All material Taxes that the Company and its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued. The unpaid Taxes, including any contingent tax liabilities and net deferred tax liabilities, of the Company and each of its subsidiaries which have accrued as of the date of the most recent financial statements contained in the SEC Filings do not materially exceed the reserve for accrued tax liability set forth or included in such financial statements. Neither the Company nor any of its subsidiaries has been notified that any Tax Returns of the Company or its subsidiaries are currently under audit by the Internal Revenue Service (the "IRS") or any state or local tax agency and no action, suit, investigation, claim or assessment is pending or proposed with respect to any material amount of Taxes of the Company or any of its subsidiaries. No agreements have been made by the Company or its subsidiaries for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local Taxes. No material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sale, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                      Section 4.14 Compliance with Laws. Except as set forth in Section 4.14 of the Disclosure Letter or in the SEC filings, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not in the aggregate have a Material Adverse Effect with respect to the Company. Except as set forth in Schedule 4.14 of the Disclosure Letter or in the SEC filings, the Company and its subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct their businesses as now being conducted (the "Company Permits"), except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which would not in the aggregate have a Material Adverse Effect with respect to the Company. Except as set forth in Section 4.14 of the Disclosure Letter or in the SEC filings, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not in the aggregate have a Material Adverse Effect with respect to the Company.

                      Section 4.15 Title to Properties. The Company and its subsidiaries have good, valid and marketable title to the properties and assets reflected on the most recent consolidated balance sheet included in the SEC Filings (the "Balance Sheet") (other than properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet), and all such properties and assets are free and clear of any Liens, except as described in the Filed SEC Filings and the financial statements included therein or in
Section 4.3 or 4.15 of the Disclosure Letter, liens for current taxes not yet due and other than Liens or title imperfections that will not have a Material Adverse Effect with respect to the Company.

                      Section 4.16 Other Agreements. Except as set forth in
Section 4.16 of the Disclosure Letter , neither the Company nor any of its subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party where such default will have a Material Adverse Effect with respect to the Company.

                      Section 4.17 Employee Benefit Plans. (a) The Company and each of its subsidiaries have complied, and currently are in compliance, in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws with respect to each material compensation or benefit plan, agreement, policy, practice, program or arrangement (whether or not subject to ERISA) maintained by the

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                                                                              18


Company or any of its subsidiaries for the benefit of any employee, former employee, independent contractor or director of the Company and its subsidiaries (including, without limitation, any employment agreements or any pension, savings, profit-sharing, bonus, medical, insurance, disability, severance, equity-based or deferred compensation plans) (collectively, the "Plans"). (b) The Company has provided or made available a current, accurate and complete copy of each Plan to Parent and, to the extent applicable to the Plans, (i) copies of any funding instruments, (ii) summary plan descriptions and (iii) Forms 5500 for the last three years.

                           (c) Each of the Plans that is intended to qualify
under Section 401(a) of the Code has received, or has filed for, a favorable determination letter from the IRS ruling that the Plan, does so qualify and that the trust is exempt from taxation pursuant to Section 501(a) of the Code.

                           (d) Except as set forth in Section 4.17(d) of the
Disclosure Letter, neither the Company nor any of its subsidiaries has within the past 5 years maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

                           (e) No Plan, other than a Plan which is an employee
pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides any material amount of health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (i) coverage mandated by applicable law, (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iii) benefits pursuant to employment agreements or other arrangements disclosed pursuant to this Agreement).

                           (f) Except as set forth in Section 4.17(f) of the
Disclosure Letter, neither the Company nor its subsidiaries has incurred any withdrawal liability with respect to any Plan that is a multiemployer plan (within the meaning of Section 3(37) of ERISA) which would have a Material Adverse Effect with respect to the Company.

                           (g) No reportable event (within the meaning of
Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived) or prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Plan that will have a Material Adverse Effect with respect to the Company.

                           (h) There are no pending or, to the knowledge of the
Company, threatened actions, claims or lawsuits by any individuals or entities with respect to

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                                                                              19


any Plan (other than for routine benefit claims) that will have a Material Adverse Effect with respect to the Company.

                           (i) Except as set forth in Section 4.17(i) of the
Disclosure Letter, no payments or benefits under any Plan are triggered (in whole or in part) solely as a result of the transactions contemplated by this Agreement that will have a Material Adverse Effect with respect to the Company.

                           (j) No Plan provides for any stock option that is
exercisable into the stock of any of the subsidiaries of the Company.

                      Section 4.18 Insurance. The Company maintains, and has maintained, without interruption, during the past three years, policies or binders of insurance covering such risks, and events, including personal injury, property damage and general liability, in amounts the Company reasonably believes adequate for its business and operations.

                      Section 4.19 Environmental Matters.

                           (a) Except as set forth in the Filed SEC Filings,
(i) the assets, properties, businesses and operations of the Company and its subsidiaries are and have been in compliance with applicable Environmental Laws (as defined below), except for such non-compliance which has not had and will not have a Material Adverse Effect with respect to the Company); (ii) the Company and its subsidiaries have obtained and, as currently operating, are in compliance with all Company Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and its subsidiaries in the manner now conducted except for such non-compliance which has not had and will not have a Material Adverse Effect with respect to the Company; (iii) all Hazardous Substances generated at or in connection with the real properties and operation of the Company have been transported and otherwise handled, treated and disposed of in compliance with all applicable Environmental Laws and in a manner that does not result in liability under Environmental Laws, except for noncompliance or liability which has not had and will not have a Material Adverse Effect with respect to the Company, (iv) no Hazardous Substances have been disposed of or otherwise released, handled or stored by the Company on the real properties on which the Company's business is conducted or elsewhere in violation of applicable Environmental Laws or in a manner that would result in liability under applicable Environmental Laws which will have a Material Adverse Effect with respect to the Company and (v) neither the Company nor any of its subsidiaries nor any of their respective assets, properties, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, or to the knowledge of the Company, any investigation, inquiry or proceeding indicating that the Company or any of its subsidiaries is or may be (a) liable for a violation of any Environmental Law or

(b) liable for any Environmental Liabilities and Costs (including, without limitation, any such Environmental Liabilities or Costs incurred in connection with being designated as a "potentially responsible party" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law), where in each case such liability would have a Material Adverse Effect with respect to the Company.

                           (b) For purposes of this Agreement, the terms below
shall have the following meanings:

                      "Environmental Law" means any law (including, without limitation, common law), regulation, ordinance, guideline, code, decree, judgment, order, permit or authorization or other legally enforceable requirement of any Governmental Authority relating to worker or public safety and the indoor and outdoor environment, including, without limitation, pollution, contamination, Hazardous Substances, cleanup, regulation and protection of the air, water or soils in the indoor or outdoor environment; and

                      "Environmental Liabilities and Costs" means all damages, penalties, obligations or clean-up costs assessed or levied pursuant to any Environmental Law;

                      "Hazardous Substances" means petroleum products, asbestos, radioactive material, or hazardous or toxic substances or wastes as defined or regulated under any Environmental Law.


                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

                      Parent and Merger Sub represent and warrant to the Company as follows:

                      Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub is a newly formed, wholly owned subsidiary of the Parent and, except for activities incident to the acquisition of the Company, Merger Sub has not engaged in any business activities of any type or kind whatsoever.

                      Section 5.2 Authorization; Binding Agreement. Each of Parent and Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms except as may be limited by (a) bankruptcy, insolvency, reorganization or other laws now or hereafter in effect relating to creditors' rights generally and
(b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                      Section 5.3 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (b) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which Parent or Merger Sub is a party or by which either of them or any portion of their properties or assets may be bound or (c) subject to the matters referred to in clauses (a), (b) and (c) of Section 5.4 below, violate any Legal Requirements applicable to Parent or Merger Sub or any material portion of their properties or assets; provided that no representation or warranty is made in the foregoing clauses (b) and (c) with respect to matters that, individually or in the aggregate, will not have a Material Adverse Effect with respect to Parent.

                      Section 5.4 Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of either Parent or Merger Sub that has not been obtained or made is required in connection with the execution or delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) (1) filings under the HSR Act, (2) the filing with the SEC of such reports under Sections 13(a), 13(d), 14(d), 14(e) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (3) as set forth on Schedule 5.4 and (c) the filing of appropriate documents with the relevant authorities of states other than Delaware in which Parent or any of its subsidiaries is authorized to do business, (d) such filings as may be required in connection with any state or local tax which is attributable to the beneficial ownership of Parent's or its subsidiaries', real property, if any,
(e) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (f) such filings and consents as may be required under any environmental, health or safety law or regulation, or any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or required approval required by the Merger or the transactions contemplated by this Agreement and (g) consents, approvals, authorizations, declarations or filings that, if not obtained or made, will not, individually or in the aggregate, result in a Material Adverse Effect on the Parent or prevent or significantly delay Parent or Merger Sub from consummating the transactions contemplated hereby.

                      Section 5.5 Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the holders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

                      Section 5.6 Financing. After giving effect to borrowings under Parent's debt financing commitments (the "Debt Financing Commitments"), true and complete copies of which have been provided to the Company, Merger Sub will have sufficient funds available to purchase all the outstanding shares on a fully diluted basis of Common Stock pursuant to the Offer and the Merger, to refinance all indebtedness that will or may become due as a result of the consummation of the Offer or the Merger and to pay all fees and expenses incurred by it or disclosed pursuant to Section 4.10 related to the transactions contemplated by this Agreement.

                      Section 5.7 Fraudulent Transfer Laws. Assuming the
Company is not Insolvent (as defined below) prior to the Effective Time, immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not be Insolvent. For purposes hereof, an entity will be deemed to be "Insolvent" if (i) such entity's financial condition is such that either the sum of its debts is greater than the fair value of its assets or the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they mature, (ii) such entity has unreasonably small capital with which to engage in its business or (iii) such entity has incurred liabilities beyond its ability to pay as they become due. The representation and warranty set forth in this Section 5.7 shall be deemed to be made only upon the purchase of shares of Common Stock in the Offer.

                      Section 5.8 Finders and Investment Bankers. Neither Parent or Merger Sub nor any of their respective officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except that Guarantor (as defined in Section 9.1) has employed Montgomery Securities, Incorporated ("Montgomery"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Montgomery, all of which fees have been or will be paid by the Guarantor.

                      Section 5.9 Regulatory Approval. Parent is not aware of any existing impediment to the approval of the transactions contemplated hereby by any Governmental Authority whose approval is required to consummate the transactions contemplated hereby.


                                   ARTICLE 6

                                   COVENANTS

                      Section 6.1 Conduct of Business of the Company. Except as set forth in Section 6.1 of the Disclosure Letter or contemplated by this Agreement, during the period commencing on the date hereof and ending at the Effective Time, the Company shall, and shall cause each of its subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its subsidiaries to, use all reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it; provided, that it shall not be a breach of this covenant if the Company fails to conduct its operations according to its ordinary course of business consistent with past practice if such deviation results from the limitations set forth in clauses (e) or (g) below. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not and will not permit any or its subsidiaries to, without the prior written consent of the Parent:

                           (a) amend or propose to amend its certificate of
incorporation or by-laws (or equivalent governing instruments);

                           (b) authorize for issuance, issue, sell, pledge,
deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, other than the issuance of shares of Common Stock issuable upon exercise of Company Stock Options or conversion of 7% Debentures outstanding on the date of this Agreement or pursuant to the Stock Purchase Plan or the Directors Plan (in each of such case, in accordance with the present terms thereof);

                           (c) split, combine or reclassify any of its capital
stock or declare, pay or set aside for payment any dividend or other distribution in respect of or substitution for its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock;

                           (d) except as set forth in Schedule 4.9, increase or
establish any compensation or benefit plan, agreement, policy, practice, program or arrangement that would be a Plan (had such plan, agreement, policy, practice, program or arrangement been adopted prior to the date of this Agreement) or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its subsidiaries to any of their respective directors, officers, former employees, or employees, other than in the ordinary course of business consistent with past practice or as required under any existing employment agreement or Plan or this Agreement;

                           (e) acquire or agree to acquire (x) by merging or
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (y) any assets, outside of the ordinary course of business that in the aggregate is in excess of $10 million; it being understood that the foregoing does not restrict any construction project heretofore identified or commenced by the Company that is not prohibited by Section 6.1(h) below;

                           (f) sell, lease, license, or otherwise dispose of, or
enter into any material contract, commitment, lease or agreement with respect to, any properties or assets (i) that are material to the Company and its subsidiaries taken as a whole and (ii) other than in the ordinary course of business consistent with past practice;

                           (g) (x) incur any long-term indebtedness in excess of
the aggregate amount of the Company's consolidated long-term indebtedness outstanding as of June 16, 1997 other than (i) indebtedness not to exceed $10 million at any one time outstanding, the proceeds of which are used to make acquisitions permitted by clause (e) above; provided, that the ratio of the principal amount of the indebtedness incurred to finance such acquisitions to the aggregate pro forma cash flow of the businesses so acquired during the four fiscal quarters preceding such acquisition does not exceed 6:1, and (ii) additional indebtedness not to exceed $10 million on the date shares are purchased in the Offer, and except for intercompany indebtedness between the Company and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect subsidiary or joint venture of the Company or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business consistent with past practice;

                           (h) make or agree to make any new capital expenditure
or capital expenditures other than in accordance with the Company's 1997 budget previously delivered to Parent;

                           (i) make any tax election or settle or compromise any
tax liability that will have a Material Adverse effect with respect to the Company;

                           (j) make any material change to its accounting
methods, principles or practices, except as may be required by generally accepted accounting principles;

                           (k) enter into any other agreements, commitments or
contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice, or otherwise make any material change that is adverse to the Company (including by way of termination) in (i) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (ii) the conduct of the business or operations of the Company and its subsidiaries; or

                           (l) agree, commit or arrange to do any of the
foregoing.

                      Section 6.2 Stockholder Approval; Proxy Statement. Following the purchase of shares of Common Stock pursuant to the Offer, the Company shall take all action necessary in accordance with applicable law to convene a meeting of its stockholders as promptly as practicable to consider and vote upon this Agreement and the transactions contemplated hereby. The Company shall, through its Board of Directors (the "Board"), recommend that the Company's stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, subject to the Board's fiduciary duty under applicable law. As soon as practicable, following the purchase of shares of Common Stock pursuant to the Offer, the Company shall prepare and file with the SEC under the Exchange Act the Proxy Statement and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after such filing. At the meeting of the Company's stockholders, the Parent shall cause all Parent Shares to be voted in favor of the adoption of this Agreement and the transactions contemplated hereby.

                      Section 6.3 Access and Information. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, afford the Parent and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, Contracts and Other Agreements, books and records of the Company and its subsidiaries and shall promptly deliver or make available to the Parent (a) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, properties, assets and personnel of the Company and its subsidiaries as the Parent may from time to time reasonably request. The terms of the Confidentiality Agreements (the "Confidentiality Agreements") between the Company and Parent are incorporated herein by reference and shall remain in full force and effect.

                      Section 6.4 No Solicitation. The Company, its subsidiaries and their respective officers, directors, employees, representatives and advisors shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal; provided that following the cessation of any such discussions or negotiations, future discussions or negotiations with any such parties shall be governed solely by the provision of this Section 6.4 other than this sentence. Except pursuant to this Agreement, neither the Company or any of its subsidiaries, nor any of their respective officers, directors, employees or representatives or advisors, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent and Merger Sub or any affiliate, associate or designee of Parent or Merger Sub) concerning any proposal (an "Acquisition Proposal") for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise (an "Acquisition Transaction"). Notwithstanding the foregoing, (a) the Board may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company; provided, that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Board shall have determined in good faith, after consultation with outside counsel that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law; (b) the Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any person or group pursuant to customary confidentiality agreements, and may participate in discussions and negotiate with such person or group concerning any Acquisition Proposal, if such person or group has submitted a written Acquisition Proposal to the Board and the Board determines in its good faith judgment, after consultation with outside counsel that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law; and (c) the Company may take the actions described in Section 8.1(c). The Board shall notify Parent immediately if any such Acquisition Proposal is made and shall in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal and, subject to the fiduciary duties of the Board of Directors under applicable law, shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board shall have determined in good faith, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors under applicable law.

                      Section 6.5 Reasonable Efforts; Additional Actions.

                           (a) Upon the terms and subject to the conditions of
this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and in connection with, this Agreement, including using all reasonable efforts to (i) obtain all consents, amendments to or waivers under the terms of any of the Company's contractual arrangements required by the transactions contemplated by this Agreement (other than Agreements relating to its long term debt, consents, amendments or waivers the failure of which to obtain will not, individually or in the aggregate, (x) have a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement), (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act, the Exchange Act, the DGCL and state and federal licensing authorities,
(iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 7. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation (including, without limitation, Section 203 of the DGCL) is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement or the Voting Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other transaction contemplated by this Agreement or the Voting Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement and the Voting Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by the terms of this Agreement.

                           (b) If, at any time after the Effective Time, the
Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                           (c) In furtherance and without limiting the above
provisions, each of the Company and Parent shall as promptly as practicable following the execution and delivery of this Agreement, but not later than 10 days following the commencement of the Offer, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice ("DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Parent and the Company shall use all reasonable efforts to obtain any clearance required under the HSR Act for, and to provide assistance to the other in any antitrust proceedings related to, the consummation of the transactions contemplated by this Agreement.

                           (d) Parent agrees to cause to be filed as promptly as
practicable and in no event later than July 15, 1997, all other applications and notices ("Applications") required to be filed with Governmental Authorities in order to consummate the Offer and the Merger, and to pursue diligently the approval of such Applications.

                      Section 6.6. Notification of Certain Matters. The Company shall give notice to Parent, and Parent and Merger Sub shall give notice to the Company, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or will cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section
6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                      Section 6.7. Public Announcements. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by Parent and the Company. Thereafter, for as long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not, and shall cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer, the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other (which shall not be unreasonably withheld or delayed), except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement. Parent and Merger Sub acknowledge and accept that, promptly after the execution and delivery of this Agreement, the Company will file with the SEC a Current Report on Form 8-K, reporting such event and including a copy of this Agreement as an exhibit thereto.

                      Section 6.8 Indemnification and Insurance. (a) Merger Sub agrees that all rights to indemnification existing in favor of the present or former directors, officers, and employees of the Company (as such) or any of its subsidiaries or present or former directors of the Company or any of its subsidiaries serving or who served at the Company's or any of its subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Company's certificate of incorporation or by-laws, or the articles of incorporation, by-laws or similar documents of any of the Company's subsidiaries and the indemnification agreements with such present and former directors, officers and employees as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect and without modification (other than modifications following the Merger which would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matters, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. Without limiting the foregoing, the Company shall, and after the Effective Time, the Surviving Corporation shall periodically advance reasonably incurred expenses as so incurred with respect to the foregoing (including with respect to any action to enforce rights to indemnification or the advancement of expenses) to the fullest extent permitted under applicable law; provided, however, that the person to whom the expenses are advanced provides an undertaking (without delivering a bond or other security) to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

                           (b) For a period of six (6) years after the Effective
Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance covering the persons described in paragraph (a) of this Section 6.8 (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance.

                           (c) The Surviving Corporation shall indemnify and
hold harmless (and shall advance expenses to), to the fullest extent permitted under applicable law, each director, officer, employee, fiduciary and agent of the Company or any subsidiary of the Company including, without limitation, officers and directors, serving as such on the date hereof against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation relating to any of the transactions contemplated hereby, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the indemnified parties, promptly as statements therefor are received and (ii) the parties hereto will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld.

                           (d) The Surviving Corporation shall pay all
reasonable costs and expenses, including attorneys' fees, that may be incurred by and indemnified parties in enforcing the indemnity and other obligations provided for in this Section 6.8.

                           (e) In the event the Surviving Corporation or any of
its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing ro surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assumes the obligations set forth in this Section 6.8.

                           (f) This Section 6.8, which shall survive the
consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any person or entity referenced in this Section 6.8 or indemnified hereunder each of whom may enforce the provisions of this Section
6.8 (whether or not parties to this Agreement).

                      Section 6.9 Indemnification of Brokerage. Parent and Merger Sub, on the one hand, and the Company, on the other hand, each agree to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf on Parent or Merger Sub or any of their affiliates, on the one hand, or by the Company or any of its affiliates, on the other hand, and to bear the cost of legal expenses incurred in defending any such claim or demand.

                      Section 6.10 Directors. Promptly upon the acceptance for payment of, and payment for, such number of shares of Common Stock by Merger Sub pursuant to the Offer as satisfies the Minimum Condition (the "Majority Acquisition"), and from time to time thereafter, Merger Sub shall be entitled to designate such number of directors on the Board of Directors of the Company, subject to compliance with Section 14(f) of the Exchange Act, as shall represent a percentage of the Board of Directors equal to the percentage of the outstanding shares of Common Stock owned by Merger Sub; provided that, from the Majority Acquisition until the Effective Time, at least two persons who are directors of the Company on the date hereof shall be directors of the Company (the "Continuing Directors"); and provided further that, if the number of Continuing Directors shall be reduced below two for any reason whatsoever, any remaining Continuing Directors shall be entitled to designate a person to fill such vacancy as a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, directors, stockholders or affiliates of Parent, Merger Sub or the Company, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and its Board of Directors shall, at such time, take all such action needed to cause Merger Sub's designees to be appointed to the Company's Board of Directors, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company will use its reasonable best efforts to cause persons designated by Merger Sub to constitute the same percentages as is on the board of (i) each committee of the Board of Directors; (ii) each board of directors of each subsidiary of the Company and
(iii) each committee of each such board, in each case only to the extent permitted by law. Subject to applicable law, the Company shall promptly take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder not later than ten days prior to the scheduled Expiration Date of the Offer, and the Company agrees to make such mailing with the mailing of the
Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub's designees).

                      Section 6.11 Company Debt. Parent acknowledges that following the Effective Time the Surviving Corporation will be required to comply with (i) the terms of all debt of the Company and its subsidiaries which, as a result of the transactions contemplated by this Agreement, are terminated, accelerated or otherwise become due or become subject to termination or acceleration, and (ii) the provisions of agreements governing debt of the Company which is not subject to termination or acceleration as a result of the transactions contemplated hereby, including, without limitation:

                           (a) the Indenture between the Company and United
Jersey Bank, as Trustee (the "Indenture"), dated as of November 18, 1992, including without limitation, Section 3.15 of the Indenture, and shall not permit the Surviving Corporation to take any action that would violate or conflict with the terms of the Indenture. Parent shall cause the Surviving Corporation to provide such notices to holders of the Company's 12.50% Senior Subordinated Notes due 2002 (the "12.50% Notes") as required by Section 3.15 of the Indenture and to enter into such supplemental indentures and deliver such certificates and opinions as may be required under the Indenture; and

                           (b) the Fiscal Agency Agreement between the Company
and The Chase Manhattan Bank, N.A. as fiscal agent (the "Fiscal Agency Agreement"), dated March 16, 1995, and the 7% Debentures. Parent shall cause the Surviving Corporation to take all such actions as are required by Section 15 of the Fiscal Agency Agreement and Section 6 of the 7% Debentures including providing such notice to the Fiscal Agent as is required therein and to enter into such supplemental indentures and deliver such certificates and opinions as may be required under the Indenture.

                      Section 6.12 Employee Matters. (a) Parent agrees to cause the Surviving Corporation to comply in all respects with the change of control provisions of the employment agreements of each of Moshael J. Straus, Daniel E. Straus, Stephen R. Baker, Andrew Horowitz, Alan D. Solomont and Susan S. Bailis.

Without limiting the foregoing, all amounts payable upon such change in control shall be paid in cash immediately following the Majority Acquisition.

                           (b) (A) Parent agrees to pay or to cause the
Surviving Corporation to pay, in either case upon the terms and subject to the conditions set forth in this Section 6.12(b), to each of the employees of the Company identified in Section 6.12(b) of the Disclosure Letter (the "Affected Employees") an amount (the "Accrued Bonus Payment") equal to such Affected Employee's annual bonus (which amount is set forth opposite such Affected Employee's name in Section 6.12(b) under the heading "Annual Bonus" of the Disclosure Letter; provided, that such amounts may be changed by the Company after the date hereof upon notice to Parent if the aggregate Accrued Bonus Payment (as reduced by the Accrued Bonus Payment of any Affected Employee whose employment is terminated prior to the Effective Time) would not increase as a result of such change) multiplied by a fraction, the numerator of which is the number of days that have elapsed from December 31, 1996 (or the date of hire of the Affected Employee, if later) until the Effective Time and the denominator of which is 365; provided, that if any such Employee (other than the persons referred to in Section 6.12(a)) terminates his or her employment other than for Good Reason to Terminate (as defined below) prior to December 31, 1997, the numerator shall be the lesser of 181 and the number of days that have elapsed from the date of hire of the Affected Employee until June 30, 1997.

                           (B) Payment of each Affected Employee's Accrued Bonus
Payment shall be payable upon the earlier to occur of (i) the termination following the purchase of shares of Common Stock pursuant to the Offer of such Affected Employee's employment, (ii) the occurrence of an event that constitutes Good Reason to Terminate and (iii) not later than February 15, 1998, if the Affected Employee is employed by the Surviving Corporation or any of its subsidiaries on December 31, 1997.

                           (C) Parent agrees that at or prior to the Effective
Time, it will deposit, or cause to be deposited, in a segregated bank account an amount equal to the aggregate Accrued Bonus Payment as of the Effective Time.

                           (c) Parent agrees that the Surviving Corporation
shall make severance payments to each of the Company's corporate and non-facility employees and non-ancillary employees identified in Section 6.12(c) of the Disclosure Letter (which does not include any person identified in Section 6.12(a) above), on the date of termination of any such employee by the Surviving Corporation or its subsidiary (other than a termination for Cause (as defined below)), as the case may be, or by such employee following the occurrence of an event that constitutes Good Reason to Terminate, in an amount equal to the amount set forth opposite such person's name in Section 6.12(c) of the Disclosure Letter. Prior to the date that is eighteen months after the Effective Time, Parent agrees that the Surviving Corporation shall not, and shall not permit its subsidiaries to, terminate any such employees on less than 90 days prior written notice (a "Notice of Termination") of such termination. Notwithstanding the foregoing, no employee shall be entitled to the severance payment described in this Section 6.12(c) if such employee receives a Notice of Termination or is terminated by the Company or voluntarily resigns at any time prior to the purchase of Common Stock pursuant to the Offer or on a date that is after the date that is eighteen months after the Effective Time. For purposes of this Agreement, "Cause" means conviction of a felony or a crime involving personal dishonesty or theft or misappropriation of the property of the Surviving Corporation or its subsidiaries.

                           (d) For purposes hereof, "Good Reason to Terminate"
shall be deemed to occur if Parent, the Surviving Corporation or any of their subsidiaries or affiliates shall (i) take any action which substantially reduces an Affected Employee's title, duties, responsibilities, salary, or, unless such change affects all employees of the Surviving Corporation or its subsidiaries at a comparable level of seniority and responsibility, benefits, or (ii) require the Affected Employee to relocate permanently in excess of 25 miles from the Affected Employees' primary place of business.

                           (e) Notwithstanding anything to the contrary
contained herein or in any other document, agreement or instrument, if any person is terminated by the Company (other than for Cause) following the purchase of shares of Common Stock pursuant to the Offer but prior to the Effective Time, all Company Stock Options held by any such person shall be treated as provided in Section 3.1(d) hereof.

                                   ARTICLE 7

                                   CONDITIONS

                      Section 7.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                           (a) This Agreement shall have been adopted by the
affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

                           (b) No Legal Requirements (including, without
limitation, any temporary restraining order or preliminary injunction) shall have been enacted, entered, promulgated, issued or enforced by any court or Governmental Entity, and no other legal restraint or prohibition shall be in effect, that prohibits or prevents the consummation of the Merger; provided, that the party or parties invoking this condition shall use reasonable efforts to have any such Legal Requirement vacated or removed; and

                           (c) Any waiting period applicable to the Merger under
the HSR Act shall have expired or been terminated.


                                   ARTICLE 8

                                   TERMINATION

                      Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after adoption by the stockholders of the Company:

                           (a) By the mutual written consent of Parent, Merger
Sub and the Company (but only by action of the Continuing Directors after the purchase of Common Stock pursuant to the Offer);

                           (b) By Parent, Merger Sub or the Company (but only by
action of the Continuing Directors after the purchase of Common Stock pursuant to the Offer):

                                    (i) if a court of competent jurisdiction or
      other Governmental Entity of the United States shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

                                    (ii) (x) as a result of the failure,
      occurrence or existence of any of the conditions set forth in Exhibit A
      (1) Merger Sub shall have failed to commence the Offer within five business days following the date of this Agreement or (2) the Offer shall have terminated or expired in accordance with its terms without Merger Sub having accepted for payment any shares of Common Stock pursuant to the Offer or (y) Merger Sub shall not have accepted for payment any shares of Common Stock pursuant to the Offer by September 15, 1997 provided, that such date may be extended at the option of Parent to October 15, 1997, but only if Parent is and has been diligently pursuing approval of the Applications with the relevant Governmental Authorities; provided, further, however, that the passage of the period referred to in clause (y) shall be tolled for any part thereof (but not exceeding 30 calendar days in the aggregate) during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the consummation of the Merger; and provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose willful breach of its representations and warranties contained herein or whose failure to perform any of its obligations under this Agreement results in the failure, occurrence or existence of any such condition;

                           (c) By the Company if the Company receives an
Acquisition Proposal in writing from any person or group (i) that the Board determines in its good faith judgment is more favorable to the Company's stockholders than the Offer and the Merger and (ii) as a result of which, the Board determines in good faith, after consultation with outside counsel, that it is obligated by its fiduciary duty under applicable law to terminate this Agreement; provided, that such termination pursuant to this clause (c) shall not be effective until the Company has made payment of the full fee and expense reimbursement required by Section 8.2;

                           (d) By Parent or Merger Sub prior to the purchase of
shares of Common Stock pursuant to the Offer in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which has not been cured within 15 days after the giving of written notice to the Company;

                           (e) By the Company, if Parent or Merger Sub shall
have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform has not been cured within 15 days after the giving of written notice to Parent or Merger Sub;

                           (f) By Parent, if, prior to the purchase of Common
Stock in the Offer, the Company shall have (1) withdrawn, modified or amended in any respect adverse to Parent or Merger Sub its approval or recommendation of this Agreement or any of the transactions contemplated herein (2) failed to include in the Proxy Statement or Information Statement such recommendation, (3) recommended any Acquisition Proposal or Acquisition Transaction from or with a person other than Parent or any of its subsidiaries or (4) resolved to do any of the foregoing;

                           (g) By Parent, if, prior to the purchase of Common
Stock in the Offer (i) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and (ii) the Company shall not have rejected such proposal within 10 business days of its receipt or the date its existence first becomes publicly disclosed, if sooner;

                           (h) By Parent, if (i) any person or group (as defined
in Section 13(d)(2) of the Exchange Act) (other than Guarantor, Parent, Merger Sub or any of its or their affiliates) shall have become, or shall have made a proposal seeking to become, after the date hereof the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 35% of outstanding Common Stock, other than acquisitions of securities for bona fide arbitrage purposes only, and other than acquisition of beneficial ownership solely as a result of a person having discretionary authority to vote or dispose of shares in an investment advisory or similar capacity or shall have made a proposal to acquire, directly or indirectly, all or substantially all of the consolidated assets of the Company and its subsidiaries and (ii) following public announcement of such person or group becoming such beneficial owner or proposing such beneficial ownership or acquisition, at the next scheduled expiration of the Offer all conditions to the Offer (other than the Minimum Condition) shall have been satisfied or waived; and

                           (i) By the Company, if Parent shall not have
delivered the letter of credit referred to in Section 9.4 by June 25, 1997.

                      Section 8.2 Fees and Expenses.

                           (a) If: (1) the Company terminates this Agreement
pursuant to 8.1(c); (2) the Company terminates this Agreement pursuant to
Section 8.1(b)(ii) hereof and at such time Parent would have been permitted to terminate this Agreement under Section 8.1(f) or (g) hereof; (3) Parent terminates this Agreement pursuant to Section 8.1(f) or (g) hereof; or
(4) Parent terminates this Agreement pursuant to Section 8.1(d) or (h) and (in the case of clause (4) only) within one year of such termination the Company shall have consummated, or have entered into a definitive agreement with respect to, an Acquisition Transaction pursuant to which the holders of the Common Stock have received or will receive consideration (including the value of any retained equity) equal to or greater than the Merger Consideration, then the Company shall pay to Parent, within one business day following (in the case of clauses (1), (2) and (3)) such termination and, in the case of clause (4), such consummation or entering into of a definitive agreement, a fee, in cash, of $25 million, provided, however, that the Company in no event shall be obligated to pay more than one such fee and the amount of fees paid under Section 8.2(a) and the amount of expense reimbursement paid under Section 8.2(b) shall not exceed $25 million.

                           (b) Upon the termination of this Agreement under
circumstances in which the Company shall be obligated to pay a fee pursuant to
Section 8.2(a), then the Company shall reimburse Parent and Guarantor (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket expenses incurred by or on behalf of any of them or their affiliates in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to Purchaser, Parent, the Guarantor or any of the foregoing, and accountants) ("expenses"). In all cases, the total amount of fees paid under Section 8.2(a) and reimbursement of expenses under this Section 8.2(b) shall not exceed $25 million. Upon termination of this Agreement pursuant to Section 8.1(d), the Company shall reimburse Parent (not later than one business day after submission of statements therefor) for expenses, which reimbursement shall in no event exceed $12 million.

                      Section 8.3. Procedure for and Effect of Termination . In the event that this Agreement is terminated and the Merger is abandoned by the Parent or the Merger Sub, on the one hand, or by the Company, on the other hand, pursuant to Section 8.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except that the provisions of this Section 8.3, Section 8.2, Section 6.9, Article 9 and the final sentence of Section 6.3 shall survive the termination of this Agreement.



                                   ARTICLE 9

                                    GUARANTY

                      Section 9.1 Guaranty. Genesis Health Ventures, Inc., a Pennsylvania corporation (the "Guarantor"), hereby unconditionally and irrevocably guarantees, as a primary obligor and not as surety, to the Company, the due and punctual observance, performance and discharge of each obligation of Parent and Merger Sub contained in this Agreement and the Voting Agreement. Parent and Merger Sub are hereinafter referred to as an "Obligor" with respect to this Agreement and the Voting Agreement, respectively, and, collectively, as "Obligors." This Agreement and the Voting Agreement are hereinafter each referred to as a "Guaranteed Agreement" and, collectively, as the "Guaranteed Agreements." Obligations of the Obligors guaranteed in this Section 9.1 are hereinafter referred to as the "Obligations."

                      The Guarantor agrees that if either or both its Obligors shall fail to observe, perform or discharge any Obligation, in accordance with the terms of a Guaranteed Agreement, the Guarantor shall promptly itself, observe, perform or discharge such Obligation, or cause the respective Obligor to observe, perform or discharge such Obligation, in all cases as if and to the extent that Guarantor was the primary obligor with respect to such Obligation, and shall pay any and all actual damages that may be incurred or suffered by the Company in consequence thereof, and any and all costs and expenses, including, without limitation, attorneys' fees and expenses, that may be incurred by the Company in collecting such Obligation and/or in preserving or enforcing any rights under this Guaranty or under the Obligations.

                      In all events, the obligations of Guarantor under this Guaranty shall be subject to the limitation set forth in Section 9.4.

                      Section 9.2 Absolute Guaranty. The liability of the Guarantor under this Guaranty with respect to each and all of the Obligations shall be absolute and unconditional, irrespective of any waiver of, amendment to, modification of, consent or departure from, the Guaranteed Agreements, including, without limitation, any waiver or consent involving a change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations.

                      Section 9.3. Continuing Guaranty. This Guaranty is a guaranty of payment, performance and compliance and not of collection. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until all of the Obligations, including, without limitation, all amounts payable under this Guaranty, have been indefeasibly paid, observed, performed or discharged in full, (b) be binding upon the Guarantor and its successors, (c) inure to the benefit of and be enforceable by the Guaranteed Parties and their successors, (d) be binding upon and against the Guarantor without regard to the validity or enforceability of the Guaranteed Agreements or any insolvency, bankruptcy or reorganization of the Obligors or otherwise, and (e) continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of any of the Obligors or otherwise, all as though such payment had not been made.

                      Section 9.4 Limitation. Notwithstanding anything to the contrary set forth herein, in consideration of the substantial time and expense invested by the Company in the transactions contemplated by this Agreement and the loss of opportunities otherwise available to the Company as a result thereof, if, at any scheduled expiration of the Offer occurring after August 15, 1997 on which each of the conditions set forth in clauses (a) through (g) on Exhibit A (as well as the HSR Act condition set forth in clause (ii) of the first sentence of the introductory paragraph of Exhibit A) has been satisfied or waived, Parent shall not have satisfied or waived the condition set forth in clause (iii) of the first sentence of the introductory paragraph of Exhibit A and this Agreement is thereafter terminated, then the Guarantor shall pay to the Company $30,000,000, in cash in immediately available funds. Subject to the next sentence, upon making such payment none of Parent, Merger Sub, the Guarantor or any of their affiliates shall have any further liability with respect to the failure to complete the transactions contemplated by this Agreement. The limitation set forth in this Section 9.4 shall not apply if Parent or Merger Sub shall breach this Agreement (which breach remains unremedied after 5 days notice thereof to Parent or Merger

Sub) or if the Guarantor, Parent or Merger Sub fail to use reasonable best efforts to obtain such financing.

                           (b) Guarantor shall deliver to the Company a clean,
irrevocable letter of credit for $30,000,000, drawn on Mellon Bank, N.A., in form reasonably acceptable the Company to secure its obligation to pay the amount as set forth in Section 9.4(a). Guarantor will use its reasonable best efforts to deliver such letter of credit prior to commencement of the Offer, but in all events shall deliver the same not later than June 25, 1997. The Company agrees that a letter of credit that provides for a draw only against a certificate of an executive officer of the Company to the effect that the requirements of Section 9.4(a) have been met will be satisfactory to the Company.

                           (c) Parent, Merger Sub and the Guarantor shall keep
the Company reasonably informed respecting the financing arrangements referred to in Section 5.6 and will promptly notify the Company if their financing sources indicate that they do not wish to proceed with such financing.

                      Section 9.5 Representations and Warranties. The
Guarantor represents and warrants to the Company that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and has the full right and power to execute and deliver this Guaranty and to perform fully its obligations hereunder, (b) the execution and delivery by it of this Guaranty and the consummation of the transactions contemplated hereby and by the Guaranteed Agreements have been duly authorized by all necessary action on behalf of the Guarantor and (c) this Guaranty has been duly executed and delivered by the Guarantor and is the valid and binding obligation of the Guarantor enforceable in accordance with its terms.



                                   ARTICLE 10

                                  MISCELLANEOUS

                      Section 10.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this
Section 10.1:

                           (a) "affiliate," with respect to any person, shall
mean any person controlling, controlled by or under common control with such person;

                           (b) "knowledge," with respect to the Company, shall
mean the actual knowledge of any executive officer or director of the Company;

                           (c) "Material Adverse Effect," with respect to any
person, shall mean a material adverse effect on the business, assets, properties, financial condition or results of operations of such person and its subsidiaries taken as a whole;

                           (d) "person" shall mean and include an individual, a
partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and

                           (e) "subsidiary," with respect to any person, shall
mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such person. For purposes of this Agreement, all references to "subsidiaries" of a person shall be deemed to mean "subsidiary" if such person has only one subsidiary.

                      Section 10.2. Amendment and Modification . Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the Company's stockholders pursuant to Section 6.2, no such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the stockholders of the Company, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company. If Merger Sub's designees are appointed or elected to the Board of Directors of the Company as provided in
Section 6.10, after the acceptance for payment of shares of the Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors of the Company shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Merger Sub's respective obligations under this Agreement, (iv) take any action to amend or otherwise modify the Company's certificate of incorporation or by-laws or (v) take any action that would adversely affect the rights of the holders of Common Stock or the holders of Company Stock Options with respect to the transactions contemplated hereby.

                      Section 10.3. Waiver of Compliance; Consents . Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may, subject to Section 10.2, be waived by Parent, Merger Sub or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10.3 and in Section 10.2.

                      Section 10.4 Survival. The respective representations and warranties of Parent, Merger Sub and the Company contained herein shall not survive the Closing hereunder.

                      Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by telecopier (with a confirmed receipt thereof), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a) if to Parent or Merger Sub, to:

                               Waltz Corp.
                               65 East 55th Street
                               New York, New York  10022
                               Attention:  James L. Singleton
                               Telecopier: (212) 705-0199

                               with a copy to:

                               Simpson Thacher & Bartlett
                               425 Lexington Avenue
                               New York, New York  10017
                               Attention:  William E. Curbow
                               Telecopier: (212) 455-2502



                           (b) if to Guarantor, to:

                               Genesis Health Ventures, Inc.
                               148 West State Street
                               Kennett Square, Pennsylvania  19348
                               Attention:  Michael R. Walker
                               Telecopier: (610) 444-7483
                               with a copy to:

                               Blank, Rome, Comiskey & McCauley
                               1200 Four Penn Center Plaza
                               Philadelphia, Pennsylvania  19103
                               Attention:  Stephen E. Luongo
                               Telecopier: (215) 569-5555


                           (c) if to the Company, to:

                               The Multicare Companies, Inc.
                               411 Hackensack Avenue
                               Hackensack, New Jersey 07061
                               Attention:   Daniel E. Straus
                               Telecopier:  (201) 488-8734

                               with a copy to:

                               Paul, Weiss, Rifkind,
                               Wharton & Garrison
                               1285 Avenue of the Americas
                               New York, New York 10019-6064
                               Attention:  Carl L. Reisner
                               Telecopier: (212) 757-3990

                      Section 10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

                      Section 10.7 Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

                      Section 10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

                      Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      Section 10.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                      Section 10.11 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

                      Section 10.12 No Third Party Beneficiaries. Except as expressly provided in Sections 6.8 and 6.12, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

                      IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                      WALTZ CORP.



                                      By /S/ Karl I. Peterson
                                         --------------------------------------
                                         Name: Karl I. Peterson
                                         Title: Vice President, Secretary and
                                                  Assistant Treasurer



                                      WALTZ ACQUISITION CORP.


                                      By /S/ Karl I. Peterson
                                         --------------------------------------
                                         Name: Karl I. Peterson
                                         Title: Vice President, Secretary and
                                                  Assistant Treasurer


                                      THE MULTICARE COMPANIES, INC.


                                      By /S/ Daniel E. Straus
                                         --------------------------------------
                                         Name: Daniel E. Straus
                                         Title: President and Co-Chief Executive
                                                  Officer

                                      Solely for Purposes of Article 9:

                                      GENESIS HEALTH VENTURES, INC.



                                      By /S/ Michael R. Walker
                                         --------------------------------------
                                         Name: Michael R. Walker
                                         Title: Chairman and Chief Executive
                                                   Officer



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                                                                      EXHIBIT A

                             Conditions of the Offer

         Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer unless, (i) there shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of shares of Common Stock which would constitute, on a fully diluted basis, a majority of the Company's voting power on the date of purchase of all securities of the Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated and (iii) Merger Sub shall have received the proceeds of the financing pursuant to the Debt Financing Commitments. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and (subject to Section 1.1(a) and Section 6.5(a) of this Agreement) may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of this Agreement):

         (a) there shall have been any action or proceeding brought by any Governmental Authority before any federal or state court, or any other or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States, or any statute, rule, regulation, or legislation, enacted, promulgated or issued by any Governmental Authority located or having jurisdiction within the United States, which has or would reasonably be expected to have the effect of:
(i) making illegal, or otherwise restraining or prohibiting or making materially more costly the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all of the shares of Common Stock by Parent or Merger Sub, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger;
(ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or by Parent, Merger Sub or any of Parent's subsidiaries or Guarantor or any of its subsidiaries of all or any material portion of the business or assets of the Company or any of its material subsidiaries or Parent or any of its material subsidiaries, or compelling
Merger Sub, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its material subsidiaries or Parent or any of its

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material subsidiaries, as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming limitations on the ability of Merger Sub, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Parent or Merger Sub or any of Parent's subsidiaries on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary
(other than immaterial subsidiaries) directly or indirectly owned by the Company; or (iv) requiring divestiture by Parent or Merger Sub, directly or indirectly, of any shares of Common Stock;

         (b) after the date of this Agreement, there shall have occurred any event, or Merger Sub shall have become aware of any fact, in either case, that will have a Material Adverse Effect with respect to the Company, except for changes resulting from or arising out of the Offer;

         (c) any of the representation and warranties of the Company set forth in this Agreement (without giving effect to any qualification regarding materiality) shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of determination;

         (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

         (e) this Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

         (f) there shall have occurred (i) any general suspension of, or limitation of prices for, trading on the NYSE, AMEX, Nasdaq National Market,
(ii) any declaration of banking moratorium or suspension or payment in respect of banks in the United States, (iii) any material limitation whether or not mandatory by a Government Entity on, or any other event that would limit, the extension of credit by banks or other lending institutions, (iv) any commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States having a significant adverse effect on the functionality of financial markets in the United States or
(v) in the case of any of the foregoing, existing at time of the commencement of the Offer, a material acceleration or worsening thereof;

         (g) any material approval, permit, authorization, consent or waiting period of any Governmental Authority applicable to the purchase of shares of Common Stock pursuant to the Offer or the Merger or the ownership or operation by the Company or any of its subsidiaries, or by Parent or any of its subsidiaries or by the Guarantor or

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any of its subsidiaries of all or any material portion of the business or assets of the Company or any of its subsidiaries shall not have been obtained or satisfied on terms satisfactory to the Parent in its reasonable discretion;

which, in the reasonable judgment of Merger Sub in any case and regardless of circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Common Stock or to proceed with the Merger.

         Notwithstanding anything contained herein, no condition involving
(i) performance of agreements by the Company or (ii) the accuracy of representations and warranties made by the Company, shall be deemed not fulfilled, and Parent and Merger Sub shall not be entitled to fail to accept shares of Common Stock for payment or terminate the Offer on such basis, if the respects in which such agreements have not been performed or the representations and warranties are inaccurate (without giving effect to any qualification regarding materiality), in the aggregate, are not materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

         The foregoing conditions are for the sole benefit of Merger Sub and Parent and may, subject to the terms of this Agreement, be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.